EXHIBIT 10.50

$500,000,000.00
REVOLVING CREDIT AGREEMENT
among
GENON ENERGY, INC.,
as a Borrower,
GENON AMERICAS, INC.,
as a Borrower,

The Several Lenders from Time to Time Parties Hereto,
NRG ENERGY, INC.,
as Administrative Agent

Dated as of December 14, 2012

____________________________________
$500,000,000.00 Revolving Facility

TABLE OF CONTENTS

Section 1.	DEFINITIONS	6
	1.1 Defined Terms	6
	1.2 Other Definitional Provisions	24
Section 2	AMOUNT AND TERMS OF COMMITMENTS	24
	2.1 Existing Obligations	24
	2.2 [Reserved]	24
	2.3 [Reserved]	24
	2.4 Commitments	24
	2.5 Procedure for Loan Borrowing	25
	2.6 Commitment Fees, etc.	25
	2.7 Termination or Reduction of Commitments	26
	2.8 Optional Prepayments	26
	2.9 Mandatory Prepayments	26
	2.10 Conversion and Continuation Options	27
	2.11 Limitations on Eurodollar Tranches	27
	2.12 Interest Rates and Payment Dates	27
	2.13 Computation of Interest and Fees	28
	2.14 Inability to Determine Interest Rate	28
	2.15 Pro Rata Treatment and Payments	28
	2.16 Requirements of Law	29
	2.17 Taxes	30
	2.18 Indemnity	32
	2.19 Joint and Several Liability	32
Section 3	LETTERS OF CREDIT	32
	3.1 L/C Commitment	32
	3.2 Procedure for Issuance of Letters of Credit	33
	3.3 L/C Fees and Other Charges	33
	3.4 L/C Participations	33
	3.5 L/C Reimbursement Obligation of the Borrowers	34
	3.6 Obligations Absolute	34
	3.7 Letter of Credit Payments	35
	3.8 Applications	35
	3.9 Existing Letters of Credit	35
Section 4	REPRESENTATIONS AND WARRANTIES	35
	4.1 Organization; Power and Authority	35
	4.2 Due Authorization	36
	4.3 Governmental Approval	36
	4.4 Binding and Enforceable	36
	4.5 No Violation	36
	4.6 No Default	36
	4.7 Litigation	36
	4.8 [Reserved]	36
	4.9 Material Adverse Change	36
	4.10 Investment Company Act	36

	4.11 Environmental Matters	36
	4.12 Accuracy of Information, etc.	37
	4.13 Employee Benefit Plans	37
	4.14 Tax Returns and Payments	37
	4.15 Security Documents	37
	4.16 Ownership of Property	37
Section 5	CONDITIONS PRECEDENT	37
	5.1 Conditions of Initial Extension of Credit	37
	5.2 Conditions to Each Extension of Credit	39
Section 6	AFFIRMATIVE COVENANTS	40
	6.1 Compliance with Law; Maintenance of Existence	40
	6.2 [Reserved]	40
	6.3 Certificates; Other Information	40
	6.4 Notices	40
	6.5 Inspection	41
	6.6 Maintenance of Property; Insurance	41
	6.7 [Subsequent Acquired Property; New Subsidiaries	41
	6.8 Collateral Information	43
	6.9 Further Assurances	43
	6.10 Use of Proceeds	43
Section 7	[RESERVED]	43
Section 8	NEGATIVE COVENANTS	43
	8.1 Debt	43
	8.2 Restricted Payments	43
	8.3 Liens	44
	8.4 Mergers	47
	8.5 Asset sales	47
	8.6 Investments	47
	8.7 Transactions with Affiliates	49
	8.8 Sales and Leasebacks	49
	8.9 Changes in Fiscal Periods	49
	8.10 NRG Credit Agreement	49
Section 9	EVENTS OF DEFAULT	50
Section 10	THE ADMINISTRATIVE AGENT	52
	10.1 Appointment	52
	10.2 Delegation of Duties	53
	10.3 Exculpatory Provisions	53
	10.4 Reliance by Administrative Agent	53
	10.5 Notice of Default	54
	10.6 Non-Reliance on Administrative Agent and Other Lenders	54
	10.7 Indemnification	54
	10.8 Agent in Its Individual Capacity	55
	10.9 Successor Administrative Agent	55
Section 11	MISCELLANEOUS	55
	11.1 Amendments and Waivers	55
	11.2 Notices	56

11.3 No Waiver; Cumulative Remedies	58
11.4 Survival of Representations and Warranties	58
11.5 Payment of Expenses and Taxes	58
11.6 Successors and Assigns; Participations and Assignments	60
11.7 Adjustment and Set-Off	63
11.8 Counterparts	63
11.9 Severability	63
11.10 Integration	64
11.11 Governing Law	64
11.12 Submission To Jurisdiction; Waivers	64
11.13 Acknowledgements	64
11.14 Releases of Guarantees and Liens	65
11.15 Confidentiality	65
11.16 WAIVERS OF JURY TRIAL	65
11.17 Delivery of Addenda	65

SCHEDULES
1.1A	Commitments
1.1B	Mortgaged Property
1.1D	Unrestricted Subsidiaries

EXHIBITS:
A	Form of Guarantee Agreement
B	Form of Joinder, Acknowledgment, and Reaffirmation of Security Agreement
C	Form of Accession Agreement to Collateral Trust Agreement
D	Form of Closing Certificate
E	Form of Assignment and Assumption
F	Form of Lender Addendum

REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of December 14, 2012, among GENON ENERGY, INC., a Delaware corporation (the “Company”), GENON AMERICAS, INC., a Delaware corporation (“GAI”, each of GAI and the Company, a “Borrower” and, together, the “Borrowers”), the banks, financial institutions and/or other financial or non-financial entities or other Persons from time to time parties to this Agreement (the “Lenders”), and NRG ENERGY, INC., a Delaware corporation, (“NRG”) as administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor thereto ( “Administrative Agent”).
RECITALS
WHEREAS, the Company, NRG, and Plus Merger Corporation (“Merger Sub”) have entered into that certain Agreement and Plan of Merger dated as of July 20, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) whereby NRG will acquire 100% of the capital stock of the Company by means of a merger between Merger Sub and the Company, with the Company as the surviving corporation (the “Merger”);
WHEREAS, until immediately prior to the effective time of the Merger and this Agreement, the Borrowers are parties to that certain Credit Agreement dated as of September 20, 2010 by and among the Borrowers, the several banks and other financial institutions or entities from time to time parties thereto, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as co-syndication agents, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) and the Loan Documents (as such term is defined in the Existing Credit Agreement) (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Existing Loan Documents”);
WHEREAS, concurrently with the Merger, the Borrowers desire to (i) repay, discharge and satisfy in full all principal, interest, fees, expenses and other Obligations (as such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement and Existing Loan Documents (the “Existing Obligations”) and (ii) terminate all commitments under the Existing Loan Documents (clauses (i) and (ii), the “Pay-Off”);
WHEREAS, the Borrowers desire to Refinance (as such term is defined in the Collateral Trust Agreement) the Existing Obligations substantially concurrently with the Pay-Off (the “Refinancing” and together with the Merger and the Pay-Off, the “Transactions”) in order to finance certain working capital and other general corporate purposes (including, without limitation, acquisitions and distributions permitted hereunder and the providing of credit support in the form of Letters of Credit) of the Borrower and its Subsidiaries from time to time;
WHEREAS, the Borrowers have requested that the Lenders make Loans and other extensions of credit available to them to achieve the Refinancing;
WHEREAS, the Lenders have agreed to extend such Loans and extensions of credits subject to the terms and conditions set forth herein and in the other Loan Documents;
WHEREAS, the parties hereto acknowledge and agree that this Agreement constitutes a Refinancing (as defined in the Collateral Trust Agreement) of the Existing Credit Obligations and a Replacement Credit Agreement (as such term is defined in the Collateral Trust Agreement) for all purposes under the Collateral Trust Agreement and that the Obligations hereunder and under the other Loan Documents constitute Credit Agreement Obligations (as such term is defined in the Collateral Trust Agreement) secured by a First Lien (as such term is defined in the Collateral Trust Agreement) in all of the Collateral (as such term is defined in the Collateral Trust Agreement);
Accordingly, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one-month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by one or more New York-based banks (as determined by the Administrative Agent in its sole discretion), as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by such banks, in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
“Addendum”: an instrument, substantially in the form of Exhibit F, by which a Lender becomes a party to this Agreement on or prior to or as of the Closing Date.
“Administrative Agent”: as defined in the Preamble hereto.
“Affiliate”: as to any Person (other than an individual), any other Person (other than an individual) that, directly or indirectly through one or more intermediaries, is in Control of, is Controlled by, or is under common Control with, such Person.
“Agent Indemnitee”: as defined in Section 10.7.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender's Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender's Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement”: as defined in the Preamble hereto.
“Applicable Margin”: with respect to each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Loans	2.50%	3.50%

“Application”: with respect to any Lender, an application in such form as such Lender may specify from time to time in connection with any request for a Letter of Credit.
“Approved Fund”: as defined in Section 11.6(b).
“Asset Sale”: any Disposition or series of related Dispositions other than any Excluded Asset Sale.
“Assignee”: as defined in Section 11.6(b).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.
“Attributable Debt”: on any date, (a) in respect of a sale and leaseback transaction, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended (such present value to be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Debt represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”) and (b) in respect of any Synthetic Lease Obligation or financing lease, the amount of the remaining lease payments under the relevant lease that would as of such date be required to be capitalized on a balance sheet in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment then in effect over (b) such Lender's Extensions of Credit then outstanding.
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.
“Benefitted Lender”: as defined in Section 11.7(a).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” and “Borrowers”: as defined in the Preamble hereto.
“Borrowing Date”: any Business Day specified by the Company as a date on which the Company requests the relevant Lenders to make Loans hereunder.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.
“Capital Lease Obligation”: as applied to any Person, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP in the reasonable judgment of such Person, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and are rated A by S&P and A by Moody's or (y) are rated AAA by S&P and Aaa by Moody's and (ii) have portfolio assets of at least $2,500,000,000.
“Change of Control”: the occurrence after the Closing Date of any of the following:

(i)
the direct or indirect sale, transfer, conveyance or other Disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Company or any of the Restricted Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) that is not 100% owned, directly or indirectly, by NRG (other than the Company and its Subsidiaries); or

(ii)
the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) that is not 100% owned, directly or indirectly, by NRG (other than the Company and its Subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Company, measured by voting power rather than number of shares.

“Closing Date”: the date designated as the Closing Date by the Company and the Administrative Agent, on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived.
“Code”: the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Collateral Trust Agreement”: the Collateral Trust Agreement dated on or about December 3, 2010 by and among the Borrowers, the Subsidiary Guarantors, the Administrative Agent, the Collateral Trustee, and the other parties named therein, as amended, amended and restated, supplemented or otherwise in effect from time to time.
“Collateral Trustee”: U.S. Bank National Association or any successor thereto and, as the context may require, any co-trustee appointed pursuant to the terms of the Collateral Trust Agreement.
“Commitment”: as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender's name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
“Commitment Fee Rate”: 0.750% per annum.
“Commitment Period”: the period from and including the Closing Date to the Termination Date.
“Commodity Agreement”: any contract for commercial and trading activities (including any option, exchange, swap, forward contract or futures contract, whether for physical delivery or financial settlement) for the purchase, transmission, transportation, distribution, sale, lease or hedge of any emissions or fuel-related or energy- or capacity-related commodity or service.
“Common Stock”: with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock whether or not outstanding on the Closing Date, including all series and classes of such common stock.
“Company”: as defined in the Preamble hereto.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Debt”: with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses or trade payables), whether or not contingent (without duplication):

(i)	in respect of borrowed money;

(ii)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof;

(iii)	in respect of banker's acceptances;

(iv)
representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions (excluding the REMA Lease and the GMA Lease which shall not constitute Debt), Synthetic Lease Obligations or financing leases;

(v)	representing all obligations of such Person in respect of the deferred purchase price of property or services due more than six months after such property is acquired or such services are completed;

(vi)	representing any Hedging Obligations; or

(vii)	consisting of Disqualified Stock;
whether or not any of the preceding items appear as a liability on a balance sheet of the specified Person prepared in accordance with GAAP; provided, however, “Debt” shall not include indebtedness which has been irrevocably defeased. In addition, the term “Debt” includes all Debt of others secured by a Lien on any asset of the specified Person (whether or not such Debt is assumed by the specified Person, but excluding Liens securing Project Finance Debt and Liens on Capital Stock of any Unrestricted Subsidiary) and, to the extent not otherwise included, the Guarantee by the specified Person of any Debt of any other Person.
The amount of any Debt outstanding as of any date will be:

(i)	the accreted value of the Debt, in the case of any Debt issued with original issue discount;

(ii)	the principal amount of and premium (if any) on the Debt, in the case of any other Debt;

(iii)
in respect of Debt of other Persons secured by a Lien on the assets of the specified Person, the lesser of: (A) the Fair Market Value of such asset at such date of determination, and (B) the amount of such Debt of such other Persons;

(iv)
in respect of any Guarantee, an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith;

(v)	zero for undrawn letters of credit and undrawn revolvers; and

(vi)	in respect of any Hedging Obligations, the amount, if any, which is then due and payable thereunder.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Designated Party”: has the meaning set forth in Section 9(i).
“Disposition”: (a) with respect to any assets, any sale, lease (other than an operating lease), conveyance or other disposition thereof and (b) the sale or issuance of Capital Stock in any of the Restricted Subsidiaries (other than to another Restricted Subsidiary or the Company). The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of such Capital Stock), (i) matures or is subject to a scheduled redemption, pursuant to a sinking fund obligation or otherwise, on or prior to the date that is 91 days after the Termination Date or (ii) matures or is subject to mandatory redemption upon the happening of any event unless such maturity or mandatory redemption is conditioned on the prior repayment in full of the Facilities. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be equal to the maximum amount that the Borrowers and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary of the Company organized in or under the laws of the United States, any state thereof or the District of Columbia other than (1) a Subsidiary in which a Foreign Subsidiary directly or indirectly owns a majority of the voting equity interests or (2) a Subsidiary that owns no material assets other than the equity interests of one or more Foreign Subsidiaries.
“Eligible Assignee”: any assignee permitted under Section 11.6.
“Eligible Commodity Hedging Agreement”: any Commodity Agreement entered into by any Loan Party from time to time which (i) is intended to reduce risk to the Company or any Restricted Subsidiary associated with fluctuations in the price or availability of any emissions or fuel-related or energy- or capacity-related commodity or service (“commodity”), and (ii) is structured such that the net mark-to-market credit exposure of (a) the counterparties to such Commodity Agreements (taken as a whole) to (b) the Company or any other Loan Party, is (x) positively correlated with the price of the relevant commodity or (y) positively correlated with changes in the relevant fuel to energy spread.
“Eligible Commodity Hedging Obligations”: with respect to any Loan Party, the obligations of such Person under an Eligible Commodity Hedging Agreement. For purposes of designating obligations as Eligible Commodity Hedging Obligations secured by the Collateral pursuant to the Security Agreement, such designation shall be deemed effective if accompanied by a certification by the Company representing that such obligations meet the definition of Eligible Commodity Hedging Obligations.
“Environmental Capital Expenditures”: Capital Expenditures required by, or reasonably related to the Company's or its Subsidiaries' compliance with, Environmental Laws.
“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate”: all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or (c) of the Code.
“ERISA Event”: any of the following events: (i) the appointment of a trustee to administer or terminate any Plan, (ii) the termination of a Plan, (iii) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, (iv) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Company or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan, (v) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (vi) the imposition of a Lien under the Code or ERISA on the assets of the Company on account of any Plan, (vii) the occurrence of a reportable event described in Section 4043(c) of ERISA (other than those events as to which the 30-day notice period is waived) with respect to a Plan, or (viii) the incurrence by the Company of any liability in connection with a withdrawal from a Multiemployer Plan, or the determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).
“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page (or any successor page as determined by the Administrative Agent) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided, that in no event shall the Eurodollar Rate (including for the purpose of determining ABR) be less than 1.75% per annum. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Asset Sale”: each of the following transactions:

(i)
the Disposition of damaged, obsolete, uneconomic or worn out property, or property which in the good faith judgment of the Company is no longer useful in its or the Restricted Subsidiaries' business, in each case, in the ordinary course of business;

(ii)	Dispositions (a) among the Company and Restricted Subsidiaries, (b) among Restricted Subsidiaries, or (c) to the NRG Parent Group;
(iii)    Dispositions of Cash Equivalents or other short-term investments;

(iv)	Dispositions by the Company or any Restricted Subsidiary of fuel or emission or environmental credits;

(v)	any Disposition or series of related Dispositions resulting in proceeds not in excess of $50,000,000;

(vi)	Restricted Payments permitted by Section 8.2;

(vii)	any Disposition in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action;

(viii)
Dispositions, not resulting in the Disposing of all or substantially all of the assets of the Company and the Restricted Subsidiaries, of inventory, products, electric energy, commodities, capacity, ancillary services, fuel, rights, services or accounts receivable;

(ix) Investments permitted by Section 8.6;

(x)
a Disposition resulting from any condemnation; provided, if such Disposition involves assets with gross cash proceeds in excess of $50,000,000, that any cash proceeds received in connection therewith are treated as Net Cash Proceeds of an Asset Sale;

(xi)	compromises and settlements of claims against third-parties and Dispositions of assets in connection with the settlement of claims and litigation; and

(xii)
grants by the Company or any of its Subsidiaries of licenses, sublicenses, leases or subleases or easements to other Persons not materially interfering with the conduct by the Company or such Subsidiary of its business on or at the property that is the subject of such license, sublicense, lease or sublease or easement.

“Excluded Proceeds”: Net Cash Proceeds from Asset Sales or Recovery Events in an amount not to exceed $300,000,000 in the aggregate in any fiscal year and $1,000,000,000 in the aggregate during the term of this Agreement.
“Existing Credit Agreement”: as defined in the Recitals hereto.
“Existing Letters of Credit”: the letters of credit assigned from the Borrowers to NRG pursuant to those certain L/C Assignment and Assumption Agreements.
“Existing Loan Documents”: as defined in the Recitals hereto.

“Existing Obligations”: as defined in the Recitals hereto.
“Expected Net Proceeds”: the Net Cash Proceeds that the Company expects to receive in connection with a pending and binding Asset Sale or issuance or sale of Capital Stock.
“Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding and (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding.
“Facility”: the Commitments and the extensions of credit made thereunder.
“Fair Market Value”: the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer, treasurer, assistant treasurer, controller or board of directors of the Company or the selling entity.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement.
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.
“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.
“Foundation”: RRI Energy Foundation, Inc, a Texas non-profit corporation, or any successor thereto.
“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.
“GAAP”: those generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
“GAI”: as defined in the Preamble hereto.
“GEM”: GenOn Energy Management, LLC, a Delaware limited liability company, or any successor thereto.
“GMA”: GenOn Mid-Atlantic, LLC, a Delaware limited liability company, or any successor thereto.
“GMA Lease”: collectively, the obligations of GMA as facility lessee under the eleven facility lease agreements, each dated as of December 19, 2000, and under the related participation agreements and other documents executed in connection therewith, in each case as amended, modified or supplemented from time to time.

“GMGEN”: GenOn Americas Generation, LLC, a Delaware limited liability company.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members”: the collective reference to the Company and the Restricted Subsidiaries.
“Guarantee”: a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Debt (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise). The term “Guarantee” as a verb has a corresponding meaning.
“Guarantee Agreement”: the Guarantee Agreement dated as of the date hereof executed and delivered by the Subsidiary Guarantors in favor of the Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Hedging Agreement”: any agreement or arrangement referred to in the definition of “Hedging Obligations” entered into between any Loan Party and any Hedging Counterparty.
“Hedging Counterparties”: with respect to any Hedging Agreement, any Specified Hedging Counterparty or Non-Specified Hedging Counterparty thereunder.
“Hedging Obligations”: with respect to any Loan Party, the net obligations of such Person under: (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (b) other agreements or arrangements designed to manage interest rate risk; and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.
“Joinder to Security Agreement”: as defined in Section 5.1(a).
“Indemnified Liabilities”: as defined in Section 11.5(a).
“Indemnitee”: as defined in Section 11.5(a).
“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or such other period as the Company and all Lenders may agree), as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or such other period as the Company and all Lenders may agree) thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)
if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)	the Borrowers may not select an Interest Period that would extend beyond the Termination Date; and
(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Investments”: as defined in Section 8.6.
“Issuing Bank”: with respect to (a) the Existing Letters of Credit, JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch or any of their Affiliates and (b) each Letter of Credit issued on or after the date hereof, each of Bank of America, N.A., Citibank, N.A., Deutsche Bank, AG New York, Morgan Stanley Bank, and each of their Affiliates, in each case, as long as qualifying as “Issuing Banks” pursuant to the NRG Credit Agreement, and any Lender, any other financial institution from time to time designated by the Company as an Issuing Bank with the consent of the Administrative Agent, and/or any Affiliate, in each case, in its capacity as issuer of any Letter of Credit; collectively, the “Issuing Banks”.
“L/C Assignment and Assumption Agreements”: that certain (a) Assignment and Assumption Agreement dated on or about the date hereof by and among the Borrowers, NRG and JPMorgan Chase Bank, N.A. and (b) Assignment and Assumption Agreement dated on or about the date hereof by and among the Borrowers, NRG and Deutsche Bank AG New York Branch.
“L/C Commitment”: at any time, the aggregate amount of the Commitments then in effect.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit pursuant to Section 3 herein and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
“L/C Participants”: as to any Letter of Credit, the collective reference to all the Lenders other than the Lender that caused an Issuing Bank to issue such Letter of Credit.
“Lenders”: as defined in the Preamble hereto.
“Letters of Credit”: any letter of credit issued pursuant to this Agreement. As of the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit hereunder as though issued hereunder on the Closing Date and the Company shall be the account party thereunder.

“Lien”: any mortgage, pledge, lien, hypothecation, security interest or other charge, encumbrance or other arrangement in the nature of a security interest in property; provided, however, that the term “Lien” shall not mean any easements, survey exceptions, reservations (including those for, rights-of-way, sewers, electric lines, telegraph and telephone lines, other utilities, mineral reservations and rights), zoning restrictions, encroachments, minor title deficiencies, leases, subleases, licenses, sublicenses, or other restrictions on the use of property or other similar encumbrances.
“Loan”: any loan made by any Lender pursuant to Section 2.4(a) of this Agreement, including, without limitation, the loans made on the Closing Date.
“Loan Documents”: this Agreement, the Guarantee Agreement, the Security Documents, the Notes and any amendment, amendment and restatement, waiver, supplement or other modification to any of the foregoing.
“Loan Parties”: the Borrowers and each of the Subsidiary Guarantors.
“Majority Lenders”: at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding.
“Material Adverse Effect”: a material adverse change in, or material adverse effect on, (i) the financial condition, operations, business or assets of the Company or its Subsidiaries, taken as a whole, which would have a material adverse effect on the ability of the Borrowers to pay amounts owed by it from time to time under the Facilities, or (ii) the validity or enforceability of this Agreement or any of the other Loan Documents against the Company or any Subsidiary Guarantor which would have a material adverse effect on the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or the Lenders, taken as a whole.
“Material Agreement”: a Contractual Obligation to which a Loan Party is a party or affecting a Loan Party or the properties of a Loan Party or its Subsidiaries (y) where such Contractual Obligation is identified in the exhibit list from time to time in filings made by the Company with the SEC as material to the Company or (z) the termination or suspension of which, without its prompt replacement, or the failure of any party thereto to perform its obligations thereunder, without prompt cure, in each case, would reasonably be expected to have a Material Adverse Effect.
“Merger”: as defined in the Recitals hereto.
“Merger Agreement”: as defined in the Recitals hereto.
“Merger Sub”: as defined in the Recitals hereto.
“Moody's”: Moody's Investors Service, Inc. or any successor thereto.
“Mortgaged Properties”: the real properties listed on Schedule 1.1B and designated as properties for which a Mortgage will be delivered.
“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Trustee for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.
“Multiemployer Plan”: as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Non-Excluded Taxes”: as defined in Section 2.17(a).
“Non-Specified Hedging Counterparty”: with respect to any Hedging Agreement, any counterparty thereto other than a Specified Hedging Counterparty.
“Notes”: the collective reference to any promissory note evidencing Loans.
“NRG”: as defined in the Recitals hereto.
“NRG Credit Agreement”: that certain Amended and Restated Credit Agreement, dated as of July 1, 2011, among NRG, the lenders from time to time party thereto, Citicorp North America, Inc., Bank of America, N.A., Deutsche Bank AG New York Branch, Morgan Stanley Bank, N.A., Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, The Investment Banking Division of Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, J.P. Morgan Securities LLC, RBS Securities Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Union Bank, N.A., as amended, amended and restated, refinanced, extended, supplemented or otherwise modified or replaced from time to time.
“NRG Parent Group”: NRG and its Subsidiaries from time to time (other than the Company and its Subsidiaries).
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations (including guarantee obligations) and liabilities of the Borrowers or any other Loan Party to the Administrative Agent or to any Lender (or, in the case of Hedging Agreements, any Specified Hedging Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Guarantee Agreement, any other Loan Document, the Letters of Credit, any Hedging Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by either Borrower pursuant hereto) or otherwise.
“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Participant”: as defined in Section 11.6(c).
“Participant Register”: as defined in Section 11.6(c).
“Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.
“Pay-Off”: as defined in the Recitals.
“Permitted Debt”:
(i) (A) the Loans and other obligations of any Loan Party under any Loan Document and (B) Debt of the Borrowers and the Restricted Subsidiaries (which may be secured as to the extent currently secured) existing on the Closing Date and not refinanced with the proceeds of the Debt referred to in clause (v) below;
(ii) up to $800,000,000 of additional Debt;
(iii) [reserved];
(iv) Debt incurred to finance environmental Capital Expenditures and other Capital Expenditures made to comply with law and, additionally, with respect to GMA and its Subsidiaries and REMA and its Subsidiaries, to finance Required Improvements (which may be secured by the capital assets or Required Improvements and related assets) of such Persons;
(v) new senior unsecured notes in an amount not exceeding $1,200,000,000;
(vi) Hedging Obligations consistent with industry practice;
(vii) Debt in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance and surety bonds;
(viii) Debt arising from overdrafts, so long as such Debt is repaid within five Business Days;
(ix) Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations incurred in connection with the sales of assets, provided that the maximum aggregate liability in respect of all such debt shall not exceed the gross proceeds (including non-cash proceeds) actually received;
(x) Debt of REMA and its Subsidiaries of up to $60,000,000;
(xi) Debt of a Person existing at the time such Person first became a Subsidiary of the Company; provided that such Debt was not incurred in contemplation of such acquisition (it being agreed that, in the case of a fluctuating balance facility, the Debt permitted hereunder will include amounts later drawn on unfunded commitments existing at the time such Person first became a Subsidiary of the Company);
(xii) Project Finance Debt;

(xiii) Debt between or among the Company and any of its Subsidiaries; provided, that (A) any such Debt of a Loan Party owed to an Unrestricted Subsidiary shall be subordinated to the prior payment in full in cash of the obligations under this Agreement in a customary manner (it being agreed that no blockage of payments will apply except after written notice by the Administrative Agent given while an Event of Default has occurred and is continuing); and (B) (x) any subsequent issuance or transfer of Capital Stock that results, (1) in any such Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor being held by a Person other than the Company or a Restricted Subsidiary or (2) in any such Debt of any Subsidiary Guarantor being held by a Person other than the Company or any Subsidiary and (y) any sale or other transfer of any such Debt (1) of a Restricted Subsidiary that is not a Subsidiary Guarantor to a Person other than the Company or a Restricted Subsidiary or (2) of a Loan Party to a Person other than the Company or any other Subsidiary shall be deemed, in each case, to constitute an incurrence of such Debt by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;
(xiv) Debt secured by Liens permitted under clauses (f) and (g) of Section 8.3; and
(xv) Debt owing to any entity of the NRG Parent Group;
(xvi) Refinancing, renewals or replacements of Debt permitted under this Agreement (which may be secured by the same assets as the refinanced or renewed Debt); provided, that any such refinancing, renewal or replacement of Debt (A) is either in an amount not in excess of the principal amount outstanding or committed under the Debt being refinanced, renewed or replaced immediately prior to such refinancing, renewal or replacement (plus, in each case, any applicable fees or expenses and redemption or repurchase premiums or penalties), or such excess amount is otherwise permitted to be incurred under this Agreement without reference to this clause (xvi), (B) provides for a final maturity date no earlier than the existing scheduled maturity date of the Debt being refinanced or renewed and (C) if the Debt refinanced, renewed or replaced is subordinated to the Obligations, is subordinated in a like manner and extent.
“Person”: an individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state or limited liability company (in each case whether or not having separate legal personality).
“Plan”: any plan described in Section 3(2) of ERISA that is subject to Title IV of ERISA, maintained or contributed to by the Company or any ERISA Affiliate.
“Proceedings”: as defined in Section 11.5(b).
“Project Finance Debt”: Debt (not exceeding the cost of the acquisition, construction or creation of the relevant asset or project) of the Company or a Restricted Subsidiary incurred or existing in connection with the financing or refinancing of any asset or project, the repayment of which Debt is to be made from the revenues arising out of, or other proceeds of realization from, the acquired or created asset or project, with recourse to those revenues and proceeds and assets forming the subject matter of such asset or project (including, without limitation, insurance, contracts and shares or other rights of ownership in the entity(ies) which own the relevant assets or project) and other assets ancillary thereto but without substantial recourse to any other asset or otherwise to any Person other than the borrower under such Project Finance Debt; provided that substantial recourse shall not be deemed to exist by reason of (i) normal and customary sponsor support arrangements, including, without limitation, services and operational and administrative support, (ii) recourse against any Project Subsidiary including any direct or indirect parent entity of any

Project Subsidiary, substantially all of the assets of which consist of the equity of one or more Project Subsidiaries, or (iii) recourse against the equity of a Project Subsidiary pledged by the Company or any of the Restricted Subsidiaries to secure the debt of such Project Subsidiary or any Subsidiary of such Project Subsidiary.
“Project Subsidiary”: any Person other than the Company obligated in respect of any Project Finance Debt.
“Recovery Event”: any settlement of or payment in respect of any insurance or indemnity claim or any condemnation proceeding relating to any asset of any Group Member.
“Refinancing”: as defined in the Recitals hereto.
“Register”: as defined in Section 11.6(b).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the Borrowers to reimburse the Administrative Agent or any Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Reimbursement Payment”: as defined in Section 2.5(b).
“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.
“Reinvestment Notice”: a written notice executed by a Responsible Officer stating (i) in the case of an Asset Sale only, that no Event of Default has occurred and is continuing and (ii) that the Company (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.
“REMA”: GenOn REMA, LLC, a Delaware limited liability company, or any successor thereto.
“REMA Lease”: collectively, the obligations of REMA as facility lessee under the three facility lease agreements, each dated as of August 24, 2000, and under the related participation agreements and other documents executed in connection therewith, in each case as amended, amended and restated, modified or supplemented from time to time.
“Required Improvements”: modifications, alterations, additions or improvements to any GMA or REMA owned or leased project facility required (x) by Requirements of Law or by any Governmental Authority having jurisdiction thereon, (y) by any insurance policy required to be maintained by GMA or REMA, as applicable, under any document related to the GMA Lease or REMA Lease, as applicable, or (z) by the terms of any document related to the GMA Lease or REMA Lease, as applicable.
“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“RES”: RRI Energy Services, Inc., a Delaware corporation, or any successor thereto.
“Responsible Officer”: as to each Borrower, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of such Borrower.
“Restricted Payments”: as defined in Section 8.2.

“Restricted Subsidiaries”: all Subsidiaries of the Company other than Unrestricted Subsidiaries.
“Returns”: as defined in Section 4.14.
“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding, provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis.
“S&P”: Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc., or any successor thereto.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Parties”: as defined in the Security Agreement.
“Security Agreement”: the Security Agreement dated as of September 20, 2010 executed and delivered by the Borrowers and each Subsidiary Guarantor in favor of Collateral Trustee, as amended, amended and restated, supplemented or otherwise modified from time to time (including, without limitation, pursuant to that certain Joinder to Security Agreement).
“Security Documents”: the collective reference to the Security Agreement, the Collateral Trust Agreement, the Mortgages, any intercreditor agreement in respect of second-lien or subordinated Debt and all other security documents delivered to the Collateral Trustee granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Specified Hedging Counterparty”: with respect to any Hedging Agreement, any counterparty thereto that, at the time any such Hedging Agreement was entered into, was a Lender or an Affiliate of a Lender.
“Subsidiary”: as to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the voting stock, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's other Subsidiaries. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Guarantor”: each Restricted Subsidiary of the Company other than (a) any Foreign Subsidiary, (b) GEM, (c) GMA, (d) REMA, (e) MC Asset Recovery, LLC, (f) RES and (g) GMGEN (including, with respect to the Persons referred to in clauses (b) through (g), each of their respective Subsidiaries) and (h) each of the entities from time to time designated to Administrative Agent (so long as after the date hereof, such Subsidiary does not acquire any material assets), attached hereto; provided, however, that Subsidiaries of GMGEN (other than GEM and GMA and their respective Subsidiaries, which shall not be Subsidiary Guarantors), shall be Subsidiary Guarantors to the extent permitted by Section 102 of that certain Seventh Supplemental Indenture, dated as of January 3, 2006, between GMGEN and Wells Fargo Bank, National Association.

“Swap Agreement”: any agreement, including any Hedging Agreement, with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.
“Synthetic Lease Obligation”: the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.
"Taxes": any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date”: the third anniversary of the Closing Date.
“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect. The original amount of the Total Commitments is $500,000,000.00.
“Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.
“Tranche”: the respective Facility and commitments utilized in making Loans hereunder.
“Transaction”: as defined in the Recitals.
“Transferee”: any Assignee or Participant.
“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
“United States”: the United States of America.
“Unrestricted Subsidiaries”: The entities listed on Schedule 1.1D and any Subsidiary of the Company that is designated by the Company as an Unrestricted Subsidiary, but only to the extent that such Subsidiary (i) has no Debt with substantial recourse to the Company or a Restricted Subsidiary; provided that substantial recourse shall not be deemed to exist by reason of normal and customary sponsor support arrangements, including, without limitation, services and operational and administrative support, (ii) except as permitted under Section 8.7, is not party to any agreement or contract with the Company or a Restricted Subsidiary unless the terms of such agreement are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained from an unaffiliated third-party, and (iii) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary's financial condition.
“Weighted Average Life to Maturity”: when applied to any Debt at any date, the number of years obtained by dividing:
(i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Debt, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(ii) the then outstanding principal amount of such Debt.

“Withholding Agent”: any Loan Party and the Administrative Agent.
1.2 Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the same defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. Unless otherwise specified, all accounting determinations and computations made hereunder shall be made in accordance with GAAP.
(c) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
(d) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(f) Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Debt or other liabilities of the Borrowers at “fair value” as defined therein.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
2.1 Existing Obligations. Each of the Borrowers hereby acknowledges and confirms that (a) immediately prior to giving effect to this Agreement, the Existing Obligations equaled an aggregate amount of principal and interest of $694,384,379.67, (b) substantially concurrent with giving effect to this Agreement, Borrowers repaid, discharged and satisfied in full the Existing Obligations, and (c) except for indemnities and other contingent obligations not due and payable or for which no claims have been made, no Existing Obligations exist and all underlying commitments have been terminated.
2.2 [Reserved].
2.3 [Reserved].
2.4 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans to each Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender's Commitment. During the Commitment Period each Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10.
(b) The Borrowers shall repay all outstanding Loans on the Termination Date.
2.5. Procedure for Loan Borrowing. (a) The Borrowers may borrow under the Commitments during the Commitment Period on any Business Day, provided the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (i) prior to 12:00 Noon, New York City time, five Business Days (or such later time as may be agreed to by Administrative Agent in its sole discretion) prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) prior to 12:00 Noon, New York City time three Business Days (or such later time as may be agreed to by Administrative Agent in its sole discretion) prior to the requested Borrowing Date, in the case of ABR Loans (including for purposes of financing payments required by Section 3.5), specifying (A) the amount and Type of Loans to be borrowed, (B) the requested Borrowing Date, (C) the account to which such Borrowing should be credited or wired, and (D) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Notwithstanding the foregoing, the Borrowers may notify Administrative Agent by telephone or electronic communication of any such request within the time periods set forth herein as long as Borrower thereafter promptly sends written notice containing the information specified in this Section 2.5. Any Loans made on the Closing Date shall initially be ABR Loans. Each borrowing under the Commitments shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount). Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date (or such later time as may be agreed to by Administrative Agent in its sole discretion) requested by the Company in funds immediately available to the Administrative Agent. The Administrative Agent will then make the borrowings available to the Borrowers in accordance with this Section in such amounts as made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent from the Lenders.
(b) In the event that either Borrower fails to reimburse any Lender in accordance with Section 3.5 for the amount of any draft paid by such Lender under any Letter of Credit issued by it, and for all other amounts due in connection therewith pursuant to Section 3.5 (the “Reimbursement Payment”), then on the date that the Reimbursement Payment is due, the Borrowers shall be deemed to have made a request for a borrowing of ABR Loans in an amount equal to the Reimbursement Payment, which deemed request shall not be subject to any condition precedent set forth in Section 5.2 and shall be irrevocable. Each Lender acknowledges and agrees that its obligation to make its pro rata share of any such borrowing available to the Administrative Agent is absolute and unconditional and shall not be affected by any event, happening or circumstance whatsoever, including the failure of any condition precedent set forth in Section 5.2 to be satisfied at the time of such deemed request.
2.6 Commitment Fees, etc. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date..
2.7 Termination or Reduction of Commitments. The Company shall have the right, upon not less than three Business Days'(or such shorter period as may be agreed to by Administrative Agent in its sole discretion) notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.
2.8 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Eurodollar Loans (or such shorter time as Administrative Agent accepts in its sole discretion), and no later than 11:00 A.M., New York City time, on the same Business Day, in the case of ABR Loans (or such shorter time as Administrative Agent accepts in its sole discretion), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid, unless, in each case, such notice is rescinded in writing. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
2.9 Mandatory Prepayments. (a) (i)  If within ten (10) Business Days of any date the Company or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale or Recovery Event (other than Excluded Proceeds), then, if the Company shall not have delivered a Reinvestment Notice in respect thereof on or prior to such date, the Company shall apply such Net Cash Proceeds on such date to the prepayment of the Loans as set forth in Section 2.9(c). If the Company shall have delivered a Reinvestment Notice in respect thereof, then on the tenth (10th) Business Day after the date of receipt of such Net Cash Proceeds, the Borrowers shall apply the portion thereof, if any, that neither the Company nor any Restricted Subsidiary intends to use to acquire or repair assets useful in its business to such prepayment.
(ii) If on or prior to the date falling 365 days after the receipt of Net Cash Proceeds (other than Excluded Proceeds) from a Reinvestment Event, the Company shall not have delivered a Reinvestment Commitment Notice in respect of the Net Cash Proceeds described in clause (i) above not constituting Excluded Proceeds, the Borrowers shall apply such Net Cash Proceeds on such date (to the extent not previously so applied or expended) to the prepayment of the Loans as set forth in Section 2.9(c). If on or prior to the date falling 365 days after the receipt of Net Cash Proceeds (other than Excluded Proceeds) from a Reinvestment Event, the Company shall have delivered a Reinvestment Commitment Notice in respect of the Net Cash Proceeds not constituting Excluded Proceeds described in clause (i) above, then (x) on the date of such notice, the Borrowers shall apply (to the extent not previously so applied or expended) the portion, if any, of such Net Cash Proceeds that the Company or any Restricted Subsidiary has not committed in such notice to use to acquire or to repair assets useful in its business to such prepayment and (y) on the date falling 18 months from the date of receipt of such Net Cash Proceeds, the Borrowers shall apply any Net Cash Proceeds not applied to the acquisition or repair of assets useful in its business to such prepayment as set forth in Section 2.9(c) (to the extent not previously so applied).
(b) If any Debt shall be issued or incurred by any Loan Party (other than Debt permitted to be issued or incurred under Section 8.1), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 2.9(c).
(c) Amounts to be applied in connection with prepayments made pursuant to Section 2.9 shall be applied to the prepayment of the Loans in accordance with Section 2.15(c), with a permanent reduction in the Commitments thereof. The application of any prepayment pursuant to Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
2.10 Conversion and Continuation Options. (a) The Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans by the Company giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day (or such later time as may be agreed to by Administrative Agent in its sole discretion) immediately preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert ABR Loans to Eurodollar Loans by the Company giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day (or such later time as may be agreed to be Administrative Agent in its sole discretion) immediately preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.11 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
2.12 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
(b)Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c) (i) If (x) all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or (y) all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amounts shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto under this Agreement plus 2%, in each case, with respect to sub-clauses (x) and (y) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
2.13 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall promptly upon the Company's or any Lender's written request notify the Company and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall promptly upon the Company's or any Lender's written request notify the Company and Lenders of the effective date and the amount of each such change in interest rate.
(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).
2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
(b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and Lenders promptly thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Loans to Eurodollar Loans.
2.15 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Company on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.
(b) [Reserved].
(c) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.
(d) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrowers.
(f) Unless the Administrative Agent shall have been notified in writing by the Company prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.
2.16 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)shall change the basis of taxation of payments to such Lender in respect of this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it (except for changes in the rate of tax on, or determined by reference to, the overall net income or gross income of such Lender); or
(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of,

advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate and the result of any of the foregoing is to increase the cost to such Lender, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than four months prior to the date that such Lender notifies the Company of such Lender's intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such four-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.17 Taxes. (a) All payments made by or on account of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding any tax imposed on or measured by the net income or net profits or capital (or any franchise or similar tax imposed in lieu thereof) of the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender or the principal office or applicable lending office of such Lender or any subdivision thereof or therein and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld or deducted from any amounts payable to the Administrative Agent or any Lender hereunder (as determined by the applicable Withholding Agent in good faith), (i) the applicable Withholding Agent shall deduct such amounts and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (including any Non-Excluded Taxes and Other Taxes imposed on additional amounts payable pursuant to this Section 2.17(a)) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made, provided, further, however, that no Loan Party shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes that are United States withholding taxes resulting from any Requirement of Law in effect (including FATCA) on (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) the date such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Loan Party with respect to such Non-Excluded Taxes pursuant to this Section 2.17(a).
(b) In addition, the Borrowers shall pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by a Loan Party, within thirty (30) days (or such longer period of time as agreed to by the Administrative Agent in its sole discretion) thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of a tax receipt received by such Loan Party showing payment thereof or such other document reasonably satisfactory to the Administrative Agent showing payment thereof. If (i) any Non-Excluded Taxes or Other Taxes are imposed directly on the Administrative Agent or any Lender, (ii) a Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate Governmental Authority or (iii) a Loan Party fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the applicable Loan Party shall indemnify the Administrative Agent and the Lenders upon their written request for such amounts, incremental taxes, interest, penalties and reasonable expenses arising therefrom or with respect thereto that may become payable by the Administrative Agent or any Lender as a result of any such failure in the case of (ii) or (iii), or any such direct imposition in the case of (i).
(d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but in the case of Non-Excluded Taxes, only to the extent that the Borrowers have not already indemnified the Administrative Agent for any such Non-Excluded Taxes and without limiting the obligation of the Borrowers to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(e) [Reserved].
(f) [Reserved].
(g) [Reserved].
(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.18 Indemnity. Each Borrower agrees, jointly and severally, to indemnify each Lender for, and to hold each Lender harmless from, any actual and documented loss or expense determined in accordance with this Section 2.18 that such Lender may sustain or incur as a consequence of (a) default by either Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by either Borrower in making any prepayment of or conversion from Eurodollar Loans after the Company has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Company by any Lender shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, neither Borrower shall be required to compensate a Lender pursuant to this Section for any loss or expense resulting from any event set forth in clauses (a), (b) or (c) of the first sentence of this Section if such event occurred more than sixty (60) days prior to any demand for indemnification by such Lender. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.19 Joint and Several Liability. The Borrowers shall be jointly and severally liable for the Obligations.
SECTION 3. LETTERS OF CREDIT
3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to cause one or more of the Issuing Banks to issue Letters of Credit for the account of one or more of the Borrowers on any Business Day during the Commitment Period in such form as may be approved from time to time by such Lender and such Issuing Bank; provided that any Lender is entitled to conclusively rely on advice from the Administrative Agent that causing the Issuing Bank to issue the Letters of Credit is permitted under the Agreement without further inquiry; and provided, further, that no Lender shall have any obligation to cause any Issuing Bank to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Commitments would be less than zero or (iii) the L/C Obligations with respect to all Letters of Credit issued on behalf of such Lender by any Issuing Bank would exceed such Lender's Commitment. Each Letter of Credit shall (i) be denominated in Dollars and payable on an “at sight” basis and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date; provided, however, that any Letter of Credit, whether newly requested or an existing Letter of Credit that is extended or automatically renewed, may have an expiration date up to 90 days after the Termination Date so long as the Borrowers cash collateralize such Letter of Credit for the benefit of the applicable Lender or for the benefit of the Issuing Bank (as determined by such Lender in its sole discretion) on or prior to the date which is five Business Days prior to the Termination Date and the relevant Lender shall have agreed in its sole discretion to cause an Issuing Bank to provide such Letter of Credit (and an Issuing Bank shall have so agreed in its sole discretion) at the time such Letter of Credit or extension is requested or at the time such existing Letter of Credit is to be automatically renewed, as applicable; provided, further, that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall only extend beyond the date referred to in clause (y) above if the condition described in the first proviso of this sentence is satisfied). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Application or other agreement submitted by the Company to, or entered into by the Company with, the Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b) No Lender shall at any time be obligated to cause any Issuing Bank to issue any Letter of Credit if such issuance would conflict with, or cause such Lender, any L/C Participant or any Issuing Bank to exceed any limits imposed by, any applicable Requirement of Law.
3.2 Procedure for Issuance of Letters of Credit. The Company may from time to time request that the relevant Lender cause an Issuing Bank to issue a Letter of Credit by delivering to such Lender at its address for notices specified herein an Application therefor. Upon receipt of a duly completed and executed Application and any certificates, documents and other papers and information (referred to herein or in the Application) delivered to the Lender in connection therewith, the relevant Lender shall (and shall cause the applicable Issuing Bank to) process such Application in accordance with their respective customary procedures and cause the applicable Issuing Bank to promptly issue the Letter of Credit requested thereby (but in no event shall any Lender be required to cause an Issuing Bank to issue any Letter of Credit earlier than three (3) Business Days (or such shorter period as such Lender may agree in its sole discretion) after its receipt of the duly completed and executed Application therefor and all such other certificates, documents and other papers and information referred to herein and therein and relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Lender and the Company. Such Lender shall furnish a copy of such Letter of Credit to the Borrowers promptly following the issuance thereof. Each Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
3.3 L/C Fees and Other Charges. (a) The Borrowers shall pay a fee on all the average daily aggregate maximum amount available to be drawn under all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to each Lender for its own account a fronting fee in an amount to be agreed by the Company and the relevant Lender not to exceed 0.125% per annum on the stated amount of each Letter of Credit caused to be issued by such Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date; provided that such fronting fee shall be at least $100 per quarter for each Letter of Credit.
(b) In addition to the foregoing fees, the Borrowers shall pay or reimburse the Lender for such normal and customary costs and expenses as are incurred or charged by such Lender (or incurred or charged by any Issuing Bank and charged to Lender) in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
3.4 L/C Participations. (a) Each Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Lender to cause an Issuing Bank to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in such Lender's obligations and rights under and in respect of each Letter of Credit caused to be issued by such Lender and the amount of each draft paid by such Lender thereunder. Each L/C Participant agrees with each Lender that, if a draft is paid under any Letter of Credit caused to be issued by such Lender for which such Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, the Administrative Agent (acting at the direction of the relevant Lender) shall make a demand on such L/C Participant to pay to such Lender upon demand at such Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant's obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Lender, either Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of either Borrower, (iv) any breach of this Agreement or any other Loan Document by either Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(b) If any amount required to be paid by any L/C Participant to any Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Lender under any Letter of Credit is paid to such Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Lender by such L/C Participant within three Business Days after the date such payment is due, such Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Facility. A certificate of the relevant Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(c) Whenever, at any time after any Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise, including proceeds of collateral applied thereto by such Lender), or any payment of interest on account thereof, such Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Lender shall be required to be returned by such Lender, such L/C Participant shall return to such Lender the portion thereof previously distributed by such Lender to it.
3.5 L/C Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the Borrowers shall reimburse the Lender for the amount of (a) the draft so paid and (b) any Taxes, fees, charges or other costs or expenses incurred by such Lender (or incurred by Issuing Bank and charged to such Lender) in connection with such payment, not later than 12:00 Noon, New York City time, on the Business Day that the Company receives notice of such draft. Each such payment shall be made to the relevant Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) and (y) thereafter, Section 2.12(c). If the Borrowers fail to reimburse any Lender in accordance with this Section 3.5, the Borrowers shall be deemed to have made a request for a borrowing of ABR Loans pursuant to Section 2.5(b) as provided in such Section.
3.6 Obligations Absolute. The Borrowers' obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that either Borrower may have or have had against any Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Lender that such Lender shall not be responsible for, and the Borrowers' Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity, genuineness or enforceability of drafts, documents, Letters of Credit or this Agreement, or any term or provision therein or of any endorsements thereon, even though such drafts or documents shall in fact prove to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, any dispute between or among either Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of either Borrower against any beneficiary of such Letter of Credit or any such transferee or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrowers' obligations hereunder. No Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender. Each Borrower agrees that any action taken or omitted by any Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of such Lender to the Borrowers.
3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Lender that caused such Letter of Credit to be issued shall promptly upon receiving notice from the applicable Issuing Bank notify the Company of the date and amount thereof. The responsibility of each Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to causing the applicable Issuing Bank to determine that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the relevant provisions of this Section 3, the provisions of this Section 3 shall apply.
3.9 Existing Letters of Credit. On the Closing Date, each Existing Letter of Credit shall, automatically and without further action, as between Borrower and the Lender, be deemed to be a Letter of Credit that has been issued hereunder as of the Closing Date for all purposes hereunder and under the other Loan Documents. Without limiting the foregoing, (i) each such Existing Letter of Credit shall be included in the calculation of L/C Obligations, (ii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and shall be secured by a First Lien (as such term is defined in the Collateral Trust Agreement) in all of the Collateral (as such term is defined in the Collateral Trust Agreement), and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 3.4.
SECTION 4. REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of the Company and GAI hereby represents and warrants to the Administrative Agent and each Lender that:
4.1 Organization; Power and Authority. The Company and each Restricted Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the state of its organization and (b) has all requisite corporate, limited partnership or limited liability company power and authority to own its assets and to carry on its business as now conducted and as proposed to be conducted and is qualified to do business, and is in good standing in every jurisdiction where such qualification is required, except where the failure to have such power and authority and so to qualify would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has the corporate, limited partnership or limited liability company power to execute, deliver and perform its obligations under each Loan Document to which it is a party, and each

Loan Party has the corporate, limited partnership or limited liability company power to take all action necessary to consummate the transactions contemplated by the Loan Documents to which it is a party.
4.2 Due Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party has been duly authorized by all necessary corporate, limited partnership or limited liability company action, as applicable. The Loan Documents have been duly executed and delivered by each Loan Party party thereto.
4.3 Governmental Approval. Except as would not reasonably be expected to have a Material Adverse Effect, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party or the conduct by any Loan Party of its business as conducted on the date such representation is made or deemed made, except, in any such case, for those which have been duly obtained or made and are in full force and effect.
4.4 Binding and Enforceable. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally and to general principles of equity.
4.5 No Violation. The execution, delivery and performance by any Loan Party of this Agreement and the other Loan Documents to which it is a party, the borrowings hereunder and the use of the proceeds thereof does not violate (i) its organizational documents or (ii) any Material Agreement, in any manner which has had or would reasonably be expected to have a Material Adverse Effect.
4.6 No Default. No Default or Event of Default has occurred and is continuing, other than any Default or Event of Default which has been waived pursuant to Section 11.1. As of the Closing Date, no Loan Party is in default in any material respect under or with respect to any Material Agreement binding on it that would reasonably be expected to have a Material Adverse Effect.
4.7 Litigation. No litigation, arbitration or administrative proceeding is currently pending or, to such Borrower's knowledge, threatened against it or any Restricted Subsidiary (i) to restrain the entry by any Loan Party into, the enforcement of or exercise of any rights by the Lenders or the Administrative Agent under, or the performance or compliance by any Loan Party with any obligations under, the Loan Documents to which it is a party or (ii) which has had or would reasonably be expected to have a Material Adverse Effect.
4.8 [Reserved].
4.9 Material Adverse Change. Since December 31, 2011, there has been no Material Adverse Effect.
4.10 Investment Company Act. No Loan Party is an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended.
4.11 Environmental Matters. There has been no matter with respect to environmental compliance which has had or would reasonably be expected to have a Material Adverse Effect.
4.12 Accuracy of Information, etc. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrowers or any Restricted Subsidiary to Administrative Agent or any Lender for use in connection with the Refinancing or the other transactions contemplated by the Loan Documents or in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will, when furnished, contain any material misstatement of fact or omitted, omits or will, when furnished, omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such written information, report, financial statement, exhibit or schedule is based upon or constitutes a forecast or projection (including pro forma financial statements) or is information of a general economic or industry nature, the Borrowers represent only that they acted in good faith and upon assumptions believed to be reasonable at the time made and at the time such information, report, financial statement, exhibit or schedule is made available to Administrative Agent or any Lender (it being understood that (i) projections and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers and their Restricted Subsidiaries, (ii) no assurance can be given that such projections or forecasts will be realized, and (iii) actual results may differ and such differences may be material)..
4.13 Employee Benefit Plans. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.
4.14 Tax Returns and Payments. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Restricted Subsidiaries has filed or caused to be filed with the appropriate taxing authority, all tax returns, statements, forms and reports for taxes (the “Returns”) that are required to be filed by, or with respect to the income, properties or operations of, the Company and/or any of its Restricted Subsidiaries, and all such Returns are complete and accurate, and have paid or caused to be paid all taxes shown to be due and payable on said Returns (other than those the amount or validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books and records of the relevant entities).
4.15 Security Documents. The provisions of the Security Documents are effective to create a legal, valid and enforceable security interest in all right, title and interest of the Borrowers and each Subsidiary Guarantor in the assets subject thereto subject to no other Liens (except Liens permitted by Section 8.3) which, upon completion of the filings and other actions required by the Loan Documents, will constitute valid perfected security interests in such of the Collateral as to which such perfection is required under the Loan Documents in favor of the Collateral Trustee for the ratable benefit of the Secured Parties.
4.16 Ownership of Property. Except as would not reasonably be expected to have a Material Adverse Effect, such Borrower and each Restricted Subsidiary has good and marketable title to, or a subsisting leasehold interest in or right to use, all material real property necessary for its operations free and clear of all Liens, except as permitted by Section 8.3.
SECTION 5. CONDITIONS PRECEDENT
5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit (including, in the case of any Lender, to cause an Issuing Bank to issue any Letters of Credit or to accept assignment of the Existing Letters of Credit pursuant to the L/C Assignment and Assumption Agreement) on the Closing Date is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit or issuance of a Letter of Credit on the Closing Date, of the following conditions precedent:
(a)Credit Agreement; Guarantee Agreement, etc. The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1A, (ii) a Guarantee Agreement, substantially in the form of Exhibit A, executed and delivered by each Subsidiary Guarantor, (iii) a Joinder, Acknowledgement, and Reaffirmation of the Security Agreement,

substantially in the form of Exhibit B, executed and delivered by the Borrowers, each Subsidiary Guarantor, the Administrative Agent, and Collateral Trustee (“Joinder to Security Agreement”), (iv) evidence that the notice required by Section 5.6(b)(2) of the Collateral Trust Agreement, in form and substance reasonably satisfactory to the Administrative Agent, has been executed and delivered by the Company to the Collateral Trustee, and (iv) an Accession Agreement to the Collateral Trust Agreement, substantially in the form of Exhibit C, executed and delivered by the Borrowers, each Subsidiary Guarantor, the Administrative Agent, and Collateral Trustee.
(b)Closing Certificate. The Company shall have executed and delivered to the Administrative Agent a certificate, substantially in the form of Exhibit D, which shall include a customary certification by the chief financial officer as to the solvency of the Company and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.
(c)Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that, any representation and warranty that is qualified by “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that, any representation and warranty that is qualified by “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) as of such earlier date.
(d)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or would result immediately after giving effect to the Transactions and the extensions of credit requested to be made on the Closing Date and the application of proceeds therefrom.
(e)Transactions. The Transactions shall be consummated substantially concurrent with the initial funding hereunder in accordance in all material respects with applicable law.
(f)Fees. The Lenders and the Administrative Agent shall have received all fees required in accordance with any Loan Document to be paid on or before the Closing Date, and the Administrative Agent shall have received reimbursement for all of its documented out-of-pocket expenses payable by the Company in accordance with this Agreement and billed prior to the Closing Date (it being understood and agreed that any such amounts may be paid with proceeds of Loans made on the Closing Date).
(g)Payment of Debt. All amounts due or outstanding in respect of the Debt outstanding under the Existing Credit Agreement shall have been (or substantially simultaneously with the initial funding hereunder shall be) paid in full and all commitments (if any) in respect thereof terminated.
(h)[Reserved].
(i)Governmental Approvals. Except as would not reasonably be expected to have a Material Adverse Effect, all governmental and third party approvals necessary in connection with the Transaction shall have been obtained and be in full force and effect.
(j)Lien Searches. The Lenders shall have received the results of a recent Lien search in each relevant jurisdiction with respect to the Loan Parties, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by the Loan Documents or Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
(k)Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Loan Documents to be filed, registered, recorded or delivered to the Collateral Trustee in order to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein shall, on or prior to the date hereof, have been filed, registered or recorded or delivered to such Collateral Trustee in proper form for filing, registration or recordation, including, without limitation: (i) if certificated, the certificates representing the Capital Sock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) in connection with Collateral consisting of real estate, customary documentation (including Mortgages with respect to the Mortgaged Properties) to the extent reasonably requested by the Administrative Agent, in each case as and to the extent required by the Loan Documents; provided, however, to the extent, after the exercise by the Company of its commercially reasonable efforts without undue burden or expense, any Collateral cannot be granted or perfected on the Closing Date (other than the grant of security interests in, and delivery of items required for perfection with respect to, (i) material assets with respect to which a Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and (ii) Capital Stock issued by any Domestic Subsidiary required to be pledged under the terms of the Security Agreement with respect to which a Lien may be perfected by the delivery of a stock certificate ), then the provision of such Collateral shall not constitute a condition precedent, but may instead be provided after the Closing Date pursuant to arrangements reasonably satisfactory to the Administrative Agent.
(l)[Reserved].
(m)No Material Adverse Effect. Since December 31, 2011, there shall not have occurred any event, development, condition or circumstance that has had a Material Adverse Effect.
5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit and to cause the Issuing Banks to issue Letters of Credit (other than, in each case, continuations or conversions of Interest Periods and the funding of drawings under Letters of Credit) requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction or waiver of the following conditions precedent:
(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that, any representation and warranty that is qualified by “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of such date as if made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that, any representation and warranty that is qualified by “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) as of such earlier date.
(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date and the application of proceeds therefrom.

Each borrowing by and issuance of a Letter of Credit on behalf of a Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6 AFFIRMATIVE COVENANTS
Each Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding (if neither (x) cash collateralized in accordance with the terms of this Agreement nor (y) supported with a back-to-back letter of credit reasonably acceptable to the relevant Lender and Issuing Bank) or any Loan is due and owing to any Lender or the Administrative Agent hereunder:
6.1 Compliance with Law; Maintenance of Existence. (a) Each Loan Party and its Subsidiaries shall comply with all Requirements of Law (including Environmental Laws) applicable to such Loan Party and such Subsidiaries in the conduct of their respective businesses except where (x) such requirements are being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) each Loan Party shall preserve, renew and keep in full force and effect its organizational existence except as otherwise permitted by Section 8.4.
6.2 [Reserved].
6.3 Certificates; Other Information. The Company shall furnish to the Administrative Agent:
(a)[reserved]
(b)[reserved]
(c)promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;
(d)as soon as reasonably practicable, such additional financial and other information relating to the then existing financial condition of the Company and the Restricted Subsidiaries as the Administrative Agent may from time to time reasonably request; and
(e) upon reasonable request of the Administrative Agent, the Loan Parties shall, or shall cause any of their ERISA Affiliates, to promptly make a request for documents described in Sections 101(k) or 101(l) of ERISA with respect to any Multiemployer Plan from the applicable administrator or sponsor and the Company shall provide copies of such documents and notices to the Administrative Agent (on behalf of each Lender) promptly after receipt thereof.
6.4 Notices. The Company shall, after a Responsible Officer obtains knowledge thereof (and, in any case, within 10 Business Days of obtaining such knowledge (or such longer period as the Administrative Agent may agree to in its sole discretion)), promptly give notice to the Administrative Agent of:
(a) the occurrence of any Default or Event of Default that is continuing;
(b) the occurrence of any ERISA Event that, alone or together with any other ERISA Event, would reasonably be expected to have a Material Adverse Effect;
(c) any litigation, investigation or proceeding affecting any Loan Party that may exist at any time that would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.4 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take or cause to be taken with respect thereto.
6.5 Inspection. Each Borrower shall permit the Administrative Agent or any other Lender or any agents or representatives thereof, to examine and make copies of and abstracts from records and books of, and visit the properties of, such Borrower to discuss the affairs, finances and accounts of such Borrower with any of its officers or directors and with its independent certified public accountants (in the presence of such Borrower) from time to time during normal business hours upon reasonable advance notice; provided that as long as no Default or Event of Default has occurred and is continuing, the Borrowers shall not bear the cost of more than one such examination and visit during any 12-month period. The Administrative Agent and the Lenders agree to coordinate and consolidate their visits (and their agents' and representatives' visits) pursuant to this Section 6.5 (including the examination of books and records and the making of copies and abstracts of books and records) at mutually convenient times and in such a manner so as to cause minimum disruption to the operations of the Borrower and to minimize costs associated with such visits.
6.6 Maintenance of Property; Insurance. The Company shall, and shall cause each Restricted Subsidiary to (a) keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except (x) if in the good faith business judgment of the Company it is in its economic interest not to preserve and maintain such property or (y) the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies (or through prudent self-insurance programs or prudent captive insurance arrangements) insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business to the extent available on commercially reasonable terms.
6.7 Subsequent Acquired Property; New Subsidiaries. (a) The Company shall with respect to any material property acquired after the date hereof by the Company or any other Loan Party (other than to the extent (i) the applicable Loan Party is prohibited from granting such Lien by applicable law or any contractual limitation applicable to such Loan Party not incurred in contemplation of such acquisition or (ii) such property constitutes an Excluded Asset (as such term is defined in the Security Agreement) ) as to which the Collateral Trustee, for the benefit of the Secured Parties, does not have a perfected Lien, to the extent required by the Security Agreement, promptly (or on the Closing Date, if acquired before the Closing Date) (i) execute and deliver to the Collateral Trustee (with copies to the Administrative Agent) such amendments to the Security Documents or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable or reasonably requested by the Administrative Agent to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent); provided that the Company and its Subsidiaries shall not be required to take any action to (A) perfect the security interests in deposit and investment accounts; (B) perfect any security interest in vehicles; (C) perfect any security interest in government contracts or commercial tort claims; (D) perfect any security interests in any Collateral (other than Capital Stock of Subsidiaries that is certificated) by possession; (E) grant or perfect any security interest under any law other than the laws of the United States, any state thereof or the District of Columbia; or (F) take any other steps to perfect security interests where the cost of perfection is not reasonably justified by the practical value of the Collateral (as reasonably agreed to by the Administrative Agent).

(b) The Company shall, with respect to any fee interest in any real property having a value (together with improvements thereof) of at least $25,000,000 acquired after the date hereof by any Loan Party (other than to the extent the applicable Loan Party is prohibited from granting such Lien by applicable law or any contractual limitation applicable to such Subsidiary Guarantor not incurred in contemplation of such acquisition), promptly (and, in any event, within 120 days of acquisition thereof) (or such later time as the Administrative Agent may agree to in its sole discretion)) (i) execute and deliver a first priority Mortgage in favor of the Collateral Trustee, for the benefit of the Secured Parties, covering such real property and (ii) if reasonably requested by the Administrative Agent, provide the Lenders with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent); provided, that no environmental surveys or assessments will be required in connection with any Mortgages. Administrative Agent agrees to cooperate with the Company to reduce mortgage recording taxes in states with high recording taxes.
(c) If any additional Subsidiary is formed or acquired after the date hereof or any Subsidiary ceases to be an Unrestricted Subsidiary or a Foreign Subsidiary, the Company shall promptly notify the Administrative Agent thereof (and, in any event, within 15 days of the date thereof or such later time as the Administrative Agent may agree to in its sole discretion)). The Company shall with respect to any new Subsidiary (other than a Foreign Subsidiary or a new Subsidiary prohibited from granting such Lien by applicable law or any contractual limitation applicable to such Subsidiary Guarantor at the time it becomes a Subsidiary and not incurred in contemplation thereof) created or acquired directly after the date hereof by any Loan Party (which, for the purposes of this paragraph (c), shall be deemed to include (x) any existing Subsidiary that ceases to be a Foreign Subsidiary and (y) any existing Domestic Subsidiary that is no longer an Unrestricted Subsidiary), promptly (and, in any event, within 30 days of the date of creation or acquisition thereof or such later time as the Administrative Agent may agree to in its sole discretion)) (i) execute and deliver to the Collateral Trustee (with copies to the Administrative Agent) such amendments to the Security Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Subsidiary that is owned by any Loan Party (provided, however, that (A) in the case of a Foreign Subsidiary, in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged and (B) no such grant or perfection of security interests shall be required to be made under any law other than laws of the United States, any state thereof or the District of Columbia), (ii) deliver to the Collateral Trustee (with copies to the Administrative Agent) any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) if such new Subsidiary is a Restricted Subsidiary (other than any new Subsidiary of GMA, GEM, or REMA), cause such new Restricted Subsidiary (A) to execute an Assumption Agreement in the form attached as Annex 1 to the Guarantee Agreement, (B) to take such actions as are required by the Security Agreement to grant to the Collateral Trustee for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Agreement with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) [reserved], and (iv) if such new Subsidiary is a Foreign Subsidiary, subject to the proviso in clause (i) above, cause such new Subsidiary to take such other action as the Administrative Agent may reasonably request necessary or, in the opinion of the Administrative Agent, desirable to perfect the Collateral Trustee's security interest therein.
(d) The Company shall promptly (i) notify the Administrative Agent in writing of the designation of any Subsidiary as an “Unrestricted Subsidiary” and (ii) deliver to the Administrative Agent a certificate signed by a Responsible Officer certifying that such designation complied with the conditions set forth in the definition of “Unrestricted Subsidiary”.

6.8 Collateral Information. The Company shall, and shall cause each Restricted Subsidiary to, furnish to the Administrative Agent five (5) Business Days (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion) prior written notice of any change (i) in any Loan Party's corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party from that referred to in Section 3.2 of the Security Agreement, or (iii) in any Loan Party's Federal Taxpayer Identification Number.
6.9 Further Assurances. The Company shall, and shall cause each Restricted Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, Mortgages and deeds of trust and delivering to the Collateral Trustee (with copies to the Administrative Agent) certificates representing securities pledged under the Security Documents) that may be required under applicable law, or that the Majority Lenders or the Administrative Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.
6.10 Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used for working capital and general corporate purposes (including, without limitation, acquisitions and distributions permitted hereunder). No part of the proceeds of any Loan or other extension of credit under this Agreement, shall be used for any purpose that violates the provisions of the Regulation T, U or X of the Board.
SECTION 7. [RESERVED]
SECTION 8 NEGATIVE COVENANTS
Each of the Company and GAI hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding (if neither (x) cash collateralized in accordance with the terms of this Agreement nor (y) supported with a back-to-back letter of credit reasonably acceptable to the relevant Lender and Issuing Bank) or any Loan is due and owing to any Lender or the Administrative Agent hereunder:
8.1 Debt. The Borrowers shall not, and shall not permit any Restricted Subsidiary to incur in respect of or suffer to exist any Debt, except Permitted Debt.
8.2 Restricted Payments. The Borrowers shall not, and shall not permit any Restricted Subsidiary, to (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock of such Borrower or such Restricted Subsidiary, (ii) make any pre-payments with respect to principal of, or redemption or repurchase of, any Debt that is subordinated to the Obligations, or (iii) purchase, redeem or otherwise acquire for value any shares of any class of Capital Stock of the Company or any Subsidiary of the Company or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, or reduce its capital (collectively, “Restricted Payments”); provided, however, that the foregoing shall not prohibit:
(a)the declaration and making of any dividend payment or other distribution by either Borrower or any Restricted Subsidiary payable in Common Stock of such Borrower or such Restricted Subsidiary, as applicable;
(b)with respect to any Restricted Subsidiary, the declaration and making of any dividend payment or other distribution (A) payable to either Borrower or any Restricted Subsidiary (provided, that, if the payor is a Loan Party, such dividend payment or distribution must be payable to either Borrower or a Subsidiary Guarantor), or (B) where the Borrowers or the Restricted Subsidiary which owns the Capital Stock in the payor receives at least its proportionate share thereof (after giving effect to the relative rights and preferences of the various classes of Capital Stock of such payor);

(c)the payment of any dividend or other distribution within 60 days after the date of declaration of the dividend or other distribution, if at the date of declaration the dividend or distribution would have complied with the provisions of this Agreement;
(d)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Stock) or of the substantially concurrent contribution of common equity capital or surplus to the Company;
(e)[reserved];
(f)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary in connection with any management equity subscription agreement, stock option agreement, shareholders' agreement, severance agreement, employee benefit plan or agreement or similar agreement;
(g)the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;
(h)the purchase by the Company of fractional shares upon conversion of any securities of the Company into Capital Stock of the Company;
(i)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends to holders of any class or series of Disqualified Stock;
(j)the issuance of Capital Stock of the Company (other than Disqualified Stock) for other Capital Stock of the Company in connection with any rights offering and payments for the redemption of fractional shares in connection with any rights offering;
(k)dividends, distributions, redemptions, repurchases and prepayments of Capital Stock and Debt as contemplated by the Merger Agreement; and
(l)any Restricted Payments to the NRG Parent Group.
8.3 Liens. The Borrowers shall not, and shall not permit any Restricted Subsidiary to, create or have outstanding any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)Liens arising solely by operation of law;
(b)Liens in respect of overdue amounts not constituting Debt which either (A) have not been overdue for more than thirty (30) days or (B) are being contested in good faith;
(c)Liens securing (x) up to $500,000,000 of Debt described in clause (ii) of the definition of Permitted Debt, which may be secured on a basis pari passu with the obligations under this Agreement, and (y) Debt described in clauses (iv) or (viii) of the definition of Permitted Debt;
(d)Liens arising out of title retention or like provisions in relation to the acquisition of goods or equipment relating only to such goods or equipment;
(e)Liens on deposits to secure, or any Lien otherwise securing, the performance of bids, contracts (other than for borrowed money or commodity hedging obligations and Hedging

Obligations), leases, statutory obligations, surety bonds, appeal bonds, performance bonds, reimbursement or indemnity obligations arising out of surety, performance, or other similar bonds, and other obligations of a like nature;
(f)Liens granted over any asset which is acquired, constructed, created or improved by the Company or a Restricted Subsidiary, but only if (x) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof (including amounts constituting Attributable Debt in respect of sale leaseback transactions, Capital Lease Obligations and Synthetic Lease Obligations), (y) such Lien is created or arises on or before ninety (90) days after the completion of such acquisition, construction, creation or improvement (provided that in the case of tax exempt financing, such time limitation shall not apply) and (z) such Lien is confined solely to the property so acquired, constructed, created or improved;
(g)Liens (x) outstanding on or over any asset acquired after the Closing Date, (y) in existence at the date of such acquisition but not incurred in contemplation of such acquisition (including, without limitation, existing Liens on the category of the asset acquired which automatically attach upon such acquisition) and (z) where neither the Company nor any Restricted Subsidiary takes any step to increase the principal amount secured thereby from that so secured and outstanding at the time of such acquisition (it being agreed that, in the case of a fluctuating balance facility, the Liens permitted hereunder will include Liens in existence at the time of the acquisition securing amounts later drawn on unfunded commitments existing at the time of acquisition);
(h)Liens on cash and Cash Equivalents (a) deposited by the Company or any of the Restricted Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (b) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds or issuer of letters of credit by the Company or any of the Restricted Subsidiaries, in each case to secure obligations with respect to (x) Commodity Agreements and (y) Hedging Agreements;
(i)Liens on assets of REMA and its Subsidiaries securing Debt of REMA and its Subsidiaries permitted to be incurred pursuant to clause (x) of the definition of Permitted Debt;
(j)Liens in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs or expenses where such action is being prosecuted or defended in the bona fide interest of the Company or any of its Restricted Subsidiaries;
(k)[reserved];
(l)Liens on the property of a Person existing at the time such Person is merged into or consolidated with, or acquired by, the Company or a Restricted Subsidiary and not incurred in contemplation with such merger, consolidation or acquisition (including, without limitation, Liens on a category of assets which may automatically attach to assets in such category acquired after such merger, consolidation or acquisition);
(m)Liens created pursuant to the Security Agreement, including Liens securing Eligible Commodity Hedging Obligations and Hedging Agreements;
(n)pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, or to secure the payment or performance of statutory or public obligations (including environmental, municipal and public utility commission obligations and requirements);
(o)Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books and records of the Company or the Restricted Subsidiaries, as the case may be, in conformity with GAAP;
(p)Liens securing Project Finance Debt and Liens on Capital Stock of any Unrestricted Subsidiary;
(q)Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;
(r)[reserved];
(s)Liens to secure any Debt permitted under this Agreement that refinances, extends, renews or replaces any secured Debt; provided, that: (a) the new Lien shall be limited to all or part of the same categories of property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Debt (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Debt secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount plus undrawn commitments of the Debt that is refinanced, extended, renewed or replaced (including any fees, interests and expenses capitalized thereon), (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, extension, renewal or replacement and (iii) any protective advances with respect to the property and assets that secure such Debt;
(t)financing statements (including precautionary statements) filed in connection with a Capital Lease Obligation, financing lease, Synthetic Lease Obligation or an operating lease, in each case, not prohibited hereunder; provided, that no such financing statement extends to, covers or refers to as collateral, any property or assets of such Borrower or a Restricted Subsidiary, other than the property or assets which are subject to such Capital Lease Obligation, financing lease, Synthetic Lease Obligation, or operating lease;
(u)banker's liens, rights of set off or similar rights, contractual rights of setoff or netting arrangements and similar rights with respect to deposit accounts, commodity accounts and/or securities accounts;
(v)Liens granted in favor of a commercial counterparty or system operator pursuant to a netting agreement or right of setoff, which Liens encumber rights under agreements and tariffs that are subject to such netting agreement or right of setoff and which Liens secure such Person's obligations to such counterparty or system operator under such netting agreement or right of setoff; provided, that such Liens, when granted, do not secure obligations which are past due;
(w)Liens in favor of such Borrower, any other Loan Party or any member of the NRG Parent Group;
(x)Liens on cash deposited, escrowed or entrusted in connection with the defeasance or discharge of any Debt; provided that such defeasance or discharge is not otherwise prohibited under this Agreement;

(y)Liens on cash and Cash Equivalents not exceeding $150,000,000 in the aggregate pledged or deposited as collateral to an issuer of letters of credit by the Company or any of the Restricted Subsidiaries, in each case to secure obligations with respect to such letters of credit; and
(z)Liens securing Debt or other obligations that do not exceed $50,000,000 in the aggregate at any one time outstanding.
8.4 Mergers. The Borrowers shall not, and shall not permit any Restricted Subsidiary to, merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its assets, except that:
(a) the Merger and all other transactions contemplated by the Merger Agreement shall be permitted;
(b) any Loan Party may merge, consolidate or amalgamate with, or liquidate, wind up, or dissolve itself into, or Dispose of all or substantially all of its assets to, another Loan Party or any Person which, immediately following such transaction, shall be a Loan Party;
(c) any Restricted Subsidiary (other than a Subsidiary Guarantor) may merge, consolidate or amalgamate with, or liquidate, wind up, or dissolve itself into, or Dispose of all or substantially all of its assets to, the Company or any other Restricted Subsidiary; and
(d) Any transaction which does not violate Section 8.5.
8.5 Asset Sales. The Borrowers shall not, and shall not permit any Restricted Subsidiary to, conduct any Asset Sale other than:
(a) asset swaps for Fair Market Value not exceeding $500,000,000; and
(b) the Disposition of assets for Fair Market Value and for which at least 75% of the consideration received (excluding any Debt or liabilities as shown on the most recent consolidated balance sheet of the Company assumed in connection with any such sale or Disposition) is in cash (which, for purposes of this Section 8.5, shall include liabilities, securities, notes or other obligations received by such Borrower or any Restricted Subsidiary that are convertible into cash (to the extent are so converted within 180 days after the completion of the Asset Sale), reserves for indemnities and purchase price adjustments, and certain replacement and other capital assets and operating assets received by such Borrower or a Restricted Subsidiary).
8.6 Investments. The Borrowers shall not, and shall not permit any Restricted Subsidiary to, make any advance, loan, extension of credit (by way of Guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, any other Person (all of the foregoing, “Investments”), except:
(a) extensions of trade credit in the ordinary course of business;
(b) Investments in cash and Cash Equivalents;
(c) Guarantee Obligations of Debt permitted to be incurred under Section 8.1;
(d) loans and advances to employees of the Company or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) up to $10,000,000 in the aggregate at any time outstanding;

(e) Investments useful in the business of the Company and the Restricted Subsidiaries made by such Borrower or any of the Restricted Subsidiaries with the Net Cash Proceeds of any Recovery Event or Disposition permitted under Section 8.5;
(f) Investments which constitute proceeds of any Disposition permitted under Section 8.5;
(g) Investments by the Company or any Restricted Subsidiary in the Company, a Restricted Subsidiary or MML, including, without limitation, the purchase of any outstanding Debt of any such Person; provided, that, any such Investment made in a Restricted Subsidiary other than a Subsidiary Guarantor or MML pursuant to this clause (g) shall not take the form of a contribution of power generation assets, or Capital Stock of any Person owning power generation assets;
(h) any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company;
(i) Investments represented by obligations under Hedging Agreements or Commodity Agreements;
(j) any Investment in a Person, if as a result of such Investment, such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated, dissolved, or wound up into, the Company or a Restricted Subsidiary or will immediately following such Investment be a Restricted Subsidiary;
(k) any Investments received (i) in compromise or resolution of obligations of trade creditors or customers, including (A) obligations of financially troubled account debtors to the extent reasonably expected to prevent or limit loss as determined by the Company in its good faith business judgment and (B) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (ii) in compromise or resolution of litigation, arbitration or other disputes, or (iii) on account of any claim against, or an interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by the Company or any of the Restricted Subsidiaries with respect to any claim against any other Person;
(l) [reserved];
(m) Investments in the form of, or pursuant to, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, unitization agreements, pooling agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto in each case, made or entered into in the ordinary course of business;
(n) [reserved];
(o) payment of consolidated Taxes pursuant to tax allocation agreements among the Company and its Subsidiaries;
(p) Investments consisting of assets contributed to any joint venture in an aggregate amount not to exceed $500,000,000 at any time outstanding; provided that promptly and in any event within thirty (30) Business Days after the making of such Investments (or such longer period as may be agreed to by Administrative Agent in its sole discretion), the equity interests in such joint venture held by the Company or any Restricted Subsidiary making such Investment shall be pledged to secure the Obligations of the Loan Parties under the Loan Documents;
(q) [reserved];

(r) in addition to Investments otherwise expressly permitted by this Section 8.6, Investments by the Company or any of the Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed $500,000,000 at any time outstanding;
(s) Investments in Foundation or any other Person for charitable purposes in an aggregate amount not to exceed $25,000,000 in the aggregate over the term hereof;
(t) [reserved]; and
(u) Investments in the NRG Parent Group.
8.7 Transactions with Affiliates. The Borrowers shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company, any Restricted Subsidiary or any member of the NRG Parent Group) unless such transaction is (i) otherwise permitted under this Agreement or (ii) either (x) upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate or (y) structured as a commercially reasonable and fair allocation of costs, including corporate overhead costs; provided, however, that the foregoing shall not prohibit (a) any employment agreement or director's engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business or approved by the board of directors of the Company or such Restricted Subsidiary; (b) transactions between or among the Company and/or the Restricted Subsidiaries that are evidenced or contemplated by licensing, servicing or trust agreements in effect on the Closing Date; (c) payment of reasonable directors' fees; (d) any issuance of Capital Stock (other than Disqualified Stock) of the Company to Affiliates of the Company; (e) Restricted Payments permitted under Section 8.2; (f) loans or advances to employees in the ordinary course of business not to exceed $10,000,000 in the aggregate outstanding at any time; (g) any agreement, instrument or arrangement as in effect as of the Closing Date, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date as reasonably determined by the Company; (h) any pro rata distribution (including a rights offering) to all holders of a class of Capital Stock or Debt of the Company or any of the Restricted Subsidiaries, including Persons who are Affiliates of the Company or any of the Restricted Subsidiaries and (i) transactions otherwise expressly permitted hereunder.
8.8 Sales and Leasebacks. The Borrowers shall not, and shall not permit any Restricted Subsidiaries to, directly or indirectly lease any property as lessee in connection with a sale and leaseback transaction except to the extent that the sale of the relevant Assets is permitted under Section 8.5, if then applicable, and such lease, to the extent treated as Debt, does not violate Section 8.1 and, to the extent treated as a Lien, does not violate Section 8.3.
8.9 Changes in Fiscal Periods. The Company shall not change its fiscal year.
8.10 NRG Credit Agreement. The Borrowers shall not, and shall not permit any Restricted Subsidiary, to (a) become a borrower under the NRG Credit Agreement, (b) guarantee or otherwise directly or indirectly provide credit support for, or with respect to, any of the Obligations (as such term is defined in the NRG Credit Agreement), (c) grant a Lien in any of its property or assets to secure any of the Obligations (as such term is defined in the NRG Credit Agreement), or (d) allow any of the Capital Stock or equity interests issued by it or owned by it to be pledged in favor of the Collateral Trustee (as such term is defined in the NRG Credit Agreement).

SECTION 9. EVENTS OF DEFAULT
If any of the following events shall occur and be continuing on or after the Closing Date:
(a)either Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or either Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder, within three (3) Business Days after any such interest becomes due in accordance with the terms hereof or five (5) Business Days after any such other amount becomes due in accordance with the terms hereof; or
(b)(i) any Loan Party shall default in the observance or performance of any agreement contained in Section 8 of this Agreement (other than Section 8.3) or (ii) any Loan Party shall default in the observance or performance of any agreement contained in Section 8.3, and, in each case, such default shall continue unremedied for a period of 15 days after written notice to the Company from the Administrative Agent or the Majority Lenders; or
(c)[reserved]; or
(d)any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or in any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, in the case of any representation or warranty made in any such certificate, such inaccuracy could reasonably be expected to have a Material Adverse Effect; or
(e)any Loan Party shall default in the observance or performance in any material respect of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied for a period of 30 days after written notice to the Company from the Administrative Agent or the Majority Lenders; or
(f)the Company or any of its material Restricted Subsidiaries shall fail to pay any principal of or premium or interest on any Debt of such entity that is outstanding in a principal or notional amount equal to or in excess of $20,000,000 when the same becomes due and payable (whether by maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under the agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the holders thereof (or a trustee or other representative on their behalf) to accelerate, the maturity of such Debt by reason of default; or
(g)the Company or any of the Restricted Subsidiaries shall fail to pay an amount which is due and not subject to a good faith dispute in excess of $20,000,000 in respect of Eligible Commodity Hedging Obligations secured by pari passu Liens on the Collateral and, as a result of such failure, the counterparty thereunder shall be entitled to and shall have given notice of its intent to exercise any remedies against the Company or any of the Restricted Subsidiaries in respect of the Collateral as a result of such failure; or
(h)any judgment or order for the payment of money in excess of $20,000,000 shall be rendered against the Company or any of its material Restricted Subsidiaries and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(i)the Company or any of its material Restricted Subsidiaries (each a “Designated Party”) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the U.S. Bankruptcy Code (as now or hereafter in effect) or any similar law of any applicable jurisdiction, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, or (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the U.S. Bankruptcy Code or any similar law of any applicable jurisdiction; or a proceeding or case shall be commenced, without the application or consent of such Designated Party, in any court of competent jurisdiction, seeking (x) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (y) the appointment of a trustee, receiver, custodian, liquidator or the like of such Designated Party or of all or any substantial part of its assets, or (z) similar relief in respect of such Designated Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue unstayed and in effect for a period of sixty (60) or more days; or
(j)any Change of Control occurs; or
(k)(i) any Security Document shall for any reason be asserted in writing by the Company or any material Subsidiary Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are material to the Company and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Company or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or from a transaction otherwise permitted hereunder; or (iii) the Collateral Trust Agreement or any intercreditor agreement or subordination agreement in respect of second-lien Debt or Debt that is subordinated to the Obligations shall for any reason be asserted in writing by the Company or any material Subsidiary Guarantor not to be a legal, valid and binding obligation of any party thereto or shall otherwise cease to be enforceable; or
(l)the guarantee contained in Section 2 of the Guarantee Agreement of any Subsidiary Guarantor that holds material assets shall cease, for any reason, to be in full force and effect (other than as a result of a transaction permitted hereunder) or any Loan Party shall so assert in writing; or
(m)an ERISA Event shall occur and be continuing that, when taken together with all other such ERISA Events, would result in a Material Adverse Effect.
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (i) above with respect to either Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit plus any accrued and unpaid interest thereon and fees with respect thereto. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.
SECTION 10. THE ADMINISTRATIVE AGENT
10.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
(b) The Administrative Agent and each Lender hereby irrevocably (I) designates and appoints the Collateral Trustee as its agent under the Collateral Trust Agreement and the other Loan Documents, and irrevocably authorizes the Collateral Trustee, in such capacity, to (i) take such action on its behalf under the provisions of the Collateral Trust Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Trustee by the terms of the Collateral Trust Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto and (ii) enter into any and all Security Documents and the Collateral Trust Agreement and such other documents and instruments as shall be necessary to give effect to (A) the ranking and priority of Debt and other extensions of credit and obligations contemplated hereunder and under the Collateral Trust Agreement, (B) the security interests in the Collateral purported to be created by the Security Documents and (C) the other terms and conditions of the Collateral Trust Agreement and (II) ratifies, approves and affirms any and all such actions described in foregoing clause (I)(ii) that occurred prior to the date. Each Lender further hereby agrees to be bound by the terms of the Collateral Trust Agreement and such other documents and instruments to the same extent as if it were a party thereto and authorizes the Administrative Agent to enter into the Collateral Trust Agreement and such other documents and instruments on its behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Trustee shall not have any duties or responsibilities, except those expressly set forth herein, in the Collateral Trust Agreement or in any other Loan Document to which it is a party, or any fiduciary relationship with the Administrative Agent or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Collateral Trust Agreement or any other Loan Document or otherwise exist against the Collateral Trustee.
10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its Affiliates (other than the Company and its Subsidiaries) nor any of its or their respective officers, directors, employees, agents, advisors, attorneys-in-fact or controlling persons shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any Recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons or upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates (other than the Company and its Subsidiaries) nor any of its or their respective officers, directors, employees, agents, advisors, attorneys-in-fact or controlling persons have made any representations or warranties to it and that no act by Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or its Affiliates or any of its or their officers, directors, employees, agents, advisors, attorneys-in-fact or controlling persons.
10.7 Indemnification. The Lenders agree to indemnify Administrative Agent in its capacity as such, its Affiliates (other than the Company and its Subsidiaries) and its and such Affiliates' officers, directors, employees, agents, advisors, attorneys-in-fact and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against any Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee's gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
10.8 Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include Administrative Agent in its individual capacity.
10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(i) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
SECTION 11. MISCELLANEOUS
11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Majority Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of changing any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fees payable hereunder (except (x) in connection with any reduction in the post-default rate of interest set forth in Section 2.12(c); (y) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority

Lenders); and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, or otherwise change the time, place or the currency of payments to be made on the Loans, in each case without the written consent of each Lender directly affected thereby; (ii) reduce any percentage specified in the definition of Majority Lenders without the written consent of all Lenders, (iii) except to the extent contemplated by the Loan Documents, release all or substantially all of the Collateral or release a Subsidiary Guarantor or Subsidiary Guarantors owning all or substantially all of the Collateral from their obligations under the Security Agreement or Guarantee Agreement, respectively, in each case without the written consent of all Lenders; (iv) [reserved]; (v) [reserved], (vi) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent; or (vii) amend, modify or waive any provision of Sections 2.5(b), 3, 11.1, 11.5, or 11.6(b)(i)(B), or extend the Termination Date without the written consent of each Lender affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding anything to the contrary contained in this Section 11.1:
(a)the Guarantee Agreement, the Security Documents and related documents executed by the Borrowers or Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Company without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause the Guarantee Agreement, any Security Document or any related document to be consistent with this Agreement and the other Loan Documents; and
(b)this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Majority Lenders.
11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the Lenders identified below, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Company and GAI:	GenOn Energy, Inc.
GenOn Americas, Inc. Subsidiary Guarantors
c/o NRG Energy, Inc. 211 Carnegie Center Princeton, NJ 08540 Facsimile No.: 609-524-4501 Telephone No.: 609-524-4500 Attention: Treasurer, Chief Financial Officer and General Counsel
Administrative Agent:	NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
Facsimile No.: 609-524-4501 Telephone No.: 609-524-4500
Attention of Treasurer, Chief Financial Officer and General Counsel
With a copy to:
Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Facsimile No.: 212-446-6460 Telephone No.: 212-446-4737
Attention: Andres Mena
With a copy to:
Kirkland & Ellis LLP 300 North LaSalle St. Chicago, IL 60654 Facsimile No.: 312-862-2200 Telephone No.: 312-862-2075 Attention: Gerald Nowak

NRG, as Lender:	NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
Facsimile No.: 609-524-4501 Telephone No.: 609-524-4500
Attention of Treasurer, Chief Financial Officer and General Counsel
With a copy to:
Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Facsimile No.: 212-446-6460 Telephone No.: 212-446-4737
Attention: Andres Mena
With a copy to:
Kirkland & Ellis LLP 300 North LaSalle St. Chicago, IL 60654 Facsimile No.: 312-862-2200 Telephone No.: 312-862-2075 Attention: Gerald Nowak
provided that any notice, request or demand to or upon the Administrative Agent or any Lender shall not be effective until received.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic or telephonic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender or otherwise provided for therein. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic or telephonic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
11.5 Payment of Expenses and Taxes. (a) The Company agrees, if the Closing Date occurs, (i) to pay or reimburse the Administrative Agent and each Lender (A) for all their out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender and filing and recording fees and expenses and (B) for all of its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Administrative Agent, (ii) to pay or reimburse the Administrative Agent, Collateral Trustee, and each Lender for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, in each case, during the continuance of a Default or an Event of Default, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender, (iii) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (iv) to pay, indemnify, and hold each Lender, the Administrative Agent, their Affiliates (other than the Company and its Subsidiaries) and each of their respective officers, directors, trustees, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of its Subsidiaries or any real property currently or formerly owned, leased, operated or otherwise used (including properties to which wastes or other materials were sent for treatment, storage or disposal) by the Company or any of its Subsidiaries or any of their predecessors and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.
(b) Promptly after receipt by an Indemnitee of notice of the commencement of any claim, litigation, investigation, responding to or proceedings against it relating to any Indemnified Liability (“Proceedings”), such Indemnitee will, if a claim is to be made hereunder against the Company in respect thereof, notify the Company in writing of the commencement thereof; provided, however, that (i) the omission so to notify the Company will not relieve it from any liability that it may have hereunder and (ii) the omission so to notify the Company will not relieve the Company from any liability that it may have to an Indemnitee otherwise than on account hereof. Thereafter, the Indemnitee and the Company shall consult, to the extent appropriate, with a view to minimizing the (A) cost to the Company of the obligations under this Section 11.5 and (B) potential liabilities with respect to such Proceedings. In case any such Proceedings are brought against any Indemnitee and it notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnitee, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee, provided that if the defendants in any such Proceedings include both such Indemnitee and the Company and such Indemnitee shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Company, such Indemnitee shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnitee(it being understood that the Company shall be liable for the expenses of such separate counsel representing the Indemnitees who are parties to such Proceedings).
(c) The Company shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If any settlement of any Proceeding is consummated with the written consent of the Company or if there is a final judgment for the plaintiff in any such Proceedings, the Company agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the provisions of this Section 11.5(c). Notwithstanding anything in this Section 11.5(c) to the contrary, if at any time an Indemnitee shall have requested the Company to reimburse such Indemnitee for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Section 11.5(c), the Company shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Company of such request for reimbursement and (ii) the Company shall not have reimbursed such Indemnitee in accordance with such request prior to the date of such settlement. The Company shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.
(d) All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor (or such later date as Administrative Agent may agree to in its sole discretion). Statements payable by the Company pursuant to this Section 11.5 shall be submitted to the Treasurer, Chief Financial Officer or General Counsel of Agent (Telephone No. 609-524-4500, Telecopy No. 609-524-4501), at the address of the Company set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
(A) the Company (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, to any other Person; and
(B) the Administrative Agent and each Lender (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Administrative Agent shall be required for assignments of Commitments and/or Loans among Lenders, Affiliates of Lenders or Approved Funds.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, unless each of the Company and the Administrative Agent otherwise consent (such consent, in the case of the Company, not to be unreasonably withheld, delayed or conditioned); provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion); provided that only one such fee shall be payable to the Administrative Agent in connection with simultaneous assignments by a Lender to two or more related Approved Funds;
(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and
(D) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective Assignee that bears a relationship to the Company described in Section 108(e)(4) of the Code, except to any member of the NRG Parent Group.
For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the Company or any of its Affiliates.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and the interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (to the extent required) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) (i) Any Lender may, without the consent of either Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (D) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective Assignee that bears a relationship to a Borrower described in Section 108(e)(4) of the Code (other than any member of the NRG Parent Group). Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and directly affects such Participant or (2) requires the consent of all Lenders. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant to whom such Lender sells participations and the principal amounts (and stated interest) of each participant's interest in the Loans or other obligations under this Agreement (the “Participant Register”). As between the Lender and such Participant, the entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such

Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
11.7 Adjustment and Set-Off. (a) Except to the extent that this Agreement expressly permits for payments to be made, directed or allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(i), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to either Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, Debt or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.
11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
11.11 GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
11.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
11.13 Acknowledgements. Each Borrower hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to either Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

11.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Trustee are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Company having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (it being agreed, without limiting the foregoing, that such release shall be permitted with respect to any Subsidiary Guarantor if, after giving effect to any such transaction or designation as an Unrestricted Subsidiary, such Person would not be required to become a Guarantor Subsidiary pursuant to Section 6.7) or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below. The Administrative Agent and the Collateral Trustee agree to take such actions as are reasonably requested by the Company and permitted by this Section 11.14, at the Company's sole expense.
(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (or any outstanding Letters of Credit shall have been fully cash collateralized), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Trustee and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
11.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its and its Affiliates' employees, officers, directors, shareholders, trustees, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
11.16 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
11.17 Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
GENON ENERGY, INC.

By:    /s/ G. Gary Garcia
Name: G. Gary Garcia
Title: Treasurer

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the Closing Date.

GENON AMERICAS, INC.

By:    /s/ G. Gary Garcia
Name: G. Gary Garcia
Title:     Treasurer

NRG Energy, Inc., as Administrative Agent

By:    /s/ G. Gary Garcia
Name: G. Gary Garcia
Title:     Senior Vice President and Treasurer